Exhibit 99.1

FOR RELEASE Wednesday, MAY 14, 2014

Investor Contact:	Press Contact:

Steve Kunszabo	Diane Hockenberry
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
steve.kunszabo@iridium.com	diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES CLOSING OF PUBLIC OFFERING OF

COMMON STOCK AND

SERIES B PREFERRED STOCK

MCLEAN, Va. - May 14, 2014 - Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium”) today announced the closing of its previously announced underwritten public offerings. The net proceeds to Iridium from its sale of 8,483,608 shares of its common stock, reflecting the underwriters’ exercise of their overallotment option in full, at a price to the public of $6.10 per share were approximately $48.9 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by Iridium, and net proceeds from its sale of 500,000 shares of its new 6.75% series B cumulative perpetual convertible preferred stock at a price to the public of $250 per share were approximately $121 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by Iridium.

Iridium expects to use the net proceeds of these offerings for general corporate purposes, including capital expenditures, working capital and general and administrative expenses.

Raymond James, Deutsche Bank Securities and William Blair acted as joint book-running managers for the common stock offering. Deutsche Bank Securities and Raymond James acted as joint book-running managers for the preferred stock offering and Canaccord Genuity and Societe Generale acted as co-managers.

The final prospectus and the accompanying base prospectus for either or both offerings, may be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or from

Raymond James & Associates, Inc., by telephone at 1-800-248-8863 or by email at prospectus@raymondjames.com or Deutsche Bank Securities Inc., by telephone at 1-800-503-4611 or by email at prospectus.CPDG@db.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be a sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.